Exhibit 10.46
PINNACLE ENTERTAINMENT, INC.
DEFERRED BONUS PLAN
(2008 Restatement)
The following sets forth the Deferred Bonus Plan.
POLICY
As a part of corporate compensation, Pinnacle Entertainment, Inc. (the “Company”) created the Deferred Bonus Plan. The Deferred Bonus Plan’s purpose is to encourage loyalty and motivate corporate employees to continue strong performance for the years ahead. Typically, bonus compensation structure reflects the performance of the individual and/or individual’s department. The overall intent is to create loyalty, particularly as an employee begins to have overlapping deferrals. A decision to leave the Company becomes also a decision to forego a potentially significant payment.
PROVISIONS
1.	General
a. The Deferred Bonus Plan is only for executives and corporate employees who receive a bonus, a portion of which payment is deferred. Each deferred portion of such person’s bonus will be paid over three years, one-third on each anniversary of such year’s bonus payment date.
2.	Guidelines
a. The employee must be an employee in good standing on each anniversary date to receive the deferred amount.
b. The employee will be eligible to receive a bonus if hired before November (two months) prior to the bonus process. Typically, Pinnacle Entertainment, Inc. distributes bonuses in early January. This does not include corporate hires that have a guaranteed hiring bonus or other agreement with the Company.
c. Employees who are 65 years old or older will receive the deferred amounts on the anniversary dates so long as such individuals are not terminated for cause. Therefore, employees who are 65 years old or older can retire or otherwise leave their employment with the Company on good terms and will receive the deferred amounts as scheduled.
d. Deferred amounts will be paid in full immediately in the events of: death, “Permanent Disability” and “Change of Control” (as such terms are defined below).

e. Deferred amounts will not earn interest and are unsecured obligations of the Company subordinated to all other indebtedness of the Company.
f. Deferred amounts cannot be borrowed against or pledged as collateral. There are no provisions permitting access to deferred amounts in hardship cases, as is sometime permitted under 401(k) or similar programs.
g. There is no guarantee of employment associated with any deferred compensation. This Deferred Bonus Plan does not confer any right to receive an award of a bonus.
h. The Company may at any time terminate the Deferred Bonus Plan or amend the Deferred Bonus Plan in any manner it deems advisable; provided, however, that (i) no amendment or termination shall impair the rights of an executive or employee with respect to outstanding deferred amounts, and (ii) no amendment or termination shall accelerate or defer any payments that would have been made under the Deferred Bonus Plan if it had not been amended or terminated, except to the extent that such acceleration or deferral could be made without subjecting the employees to additional taxes under Section 409A of the Internal Revenue Code of 1986, as amended.
PROCEDURES
NONE
EXCEPTIONS
NONE
DEFINITIONS
1. “Change of Control” shall mean the occurrence of any of the following events:
(i) The direct or indirect acquisition by an unrelated “Person” or “Group” of “Beneficial Ownership” (as such terms are defined below) of more than 50% of the voting power of the Company’s issued and outstanding voting securities in a single transaction or a series of related transactions;
(ii) The direct or indirect sale or transfer by the Company of substantially all of its assets to one or more unrelated Persons or Groups in a single transaction or a series of related transactions;
(iii) The merger, consolidation or reorganization of the Company with or into another corporation or other entity in which the Beneficial Owners of more than 50% of the voting power of the Company’s issued and outstanding voting securities immediately before such merger or consolidation do not own more than 50% of the voting power of the issued and outstanding voting securities of the surviving corporation or other entity immediately after such merger, consolidation or reorganization; or

(iv) During any consecutive 12-month period, individuals who at the beginning of such period constituted the Board of Directors (the “Board”) of the Company (together with any new Directors whose election to such Board or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the Directors of the Company then still in office who were either Directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of the Company then in office.
None of the foregoing events, however, shall constitute a Change of Control if such event is not a “Change in Control Event” under Treasury Regulations Section 1.409A-3(i)(5) or successor IRS guidance. For purposes of determining whether a Change of Control has occurred, the following Persons and Groups shall not be deemed to be “unrelated”: (A) such Person or Group directly or indirectly has Beneficial Ownership of more than 50% of the issued and outstanding voting power of the Company’s voting securities immediately before the transaction in question, (B) the Company has Beneficial Ownership of more than 50% of the voting power of the issued and outstanding voting securities of such Person or Group, or (C) more than 50% of the voting power of the issued and outstanding voting securities of such Person or Group are owned, directly or indirectly, by Beneficial Owners of more than 50% of the issued and outstanding voting power of the Company’s voting securities immediately before the transaction in question. The terms “Person,” “Group,” “Beneficial Owner,” and “Beneficial Ownership” shall have the meanings used in the Securities Exchange Act of 1934, as amended. Notwithstanding the foregoing, (I) Persons will not be considered to be acting as a “Group” solely because they purchase or own stock of this Company at the same time, or as a result of the same public offering, (II) however, Persons will be considered to be acting as a “Group” if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction, with the Company, and (III) if a Person, including an entity, owns stock both in the Company and in a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar transaction, with the Company, such shareholders shall be considered to be acting as a Group with other shareholders only with respect to the ownership in the corporation before the transaction.
2. “Permanent Disability” shall mean (i) inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) the receipt of income replacement benefits for a period of not less than three months under an accident and health plan of the Company by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months. An employee shall be deemed to have suffered a Disability if determined to be totally disabled by the Social Security Administration.